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                                                                      EXHIBIT 16


December 26, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549





Dear Sirs:

We have read Item 4 included in the attached Form 8-K dated December 22, 1995, of First Evergreen Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very Truly Yours,




/s/ Arthur Andersen LLP